Exhibit 12.1

                             TV GUIDE, INC.
            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                (amounts in thousands, except for ratios)
                               (unaudited)

                                                 Three Months Ended
                                                      March 31,
                                                 2000          1999
                                                 ----          ----

Earnings Available for Fixed Charges:
  Income before income taxes
    and minority interest                      $ 9,544       $26,275
  Interest and expense on
    indebtedness                                13,311         6,035
  One-third of rental expense,
    net of sub-leasing income,
    for operating leases                         2,500         1,547
                                               -------       -------
                                               $25,355       $33,857
                                               =======       =======

Fixed Charges:
  Interest and expense on
    indebtedness                               $13,311       $ 6,035
  One-third of rental expense,
    net of sub-leasing income,
    for operating leases                         2,500         1,547
                                               -------       -------
                                               $15,811       $ 7,582
                                               =======       =======

Ratio of earnings to fixed
  charges                                         1.60          4.47
                                                  ====          ====